Exhibit 99.1

November 5, 2009

To:	The Directors and Executive Officers of Zep Inc.

Subject:	Important Notice Regarding Restrictions on Trading Zep Inc. Common Stock during 401(k) Blackout Period

As you may recall, Zep Inc. (the “Company”) is in the process of changing service providers for the Zep Inc. 401(k) Plan (the “Plan”) from Merrill Lynch to Schwab Retirement Plan Services, Inc. In connection with this change, a “blackout period” will be imposed under the 401(k) Plan. During the blackout period, participants in the Plan will be temporarily unable to effect certain transactions, including making changes to investment elections, obtaining a loan from the Plan, obtaining a distribution from the Plan, or executing a fund transfer.

The Sarbanes-Oxley Act of 2002 and the related SEC regulations require that, during the blackout period under the Plan, the Company’s directors and executive officers generally be prohibited from engaging in most transactions involving the Company’s equity securities (including options and other derivative securities), regardless of whether or not they are participants in the Plan. Please note that this blackout period is in addition to the regular trading blackout periods required by the Company’s Insider Trading Compliance Policy.

The blackout period for the Plan is currently expected to begin November 20, 2009 and end during the week of December 13, 2009. You can confirm the status of the blackout period by contacting me (404.603.7834 or frank.whitaker@zep.com) or Jill Gilmer (404.605.8614 or jill.gilmer@zep.com). We will update you if the blackout period is extended.

Generally, during the blackout period, you are prohibited from directly or indirectly purchasing, selling or otherwise transferring any Company equity security that you acquired in connection with your service as a director or executive officer. This prohibition includes the exercise of any stock options you may hold. In addition, covered transactions are not limited to those involving your direct ownership, but include any transaction in which you may have a pecuniary interest (e.g., transactions by members of your immediate family who share your household, as well as by certain entities in which you have financial involvement).

The regulations do provide exceptions for a limited number of transactions. However, the rules are complex and the criminal and civil penalties that could be imposed upon directors and executive officers who violate them could be severe. Therefore, please contact me, before engaging in any transaction involving the Company’s common stock during the blackout period, or if you believe that a transaction in which you have a pecuniary interest may occur during the blackout period.

Sincerely,

/s/ C. Francis Whitaker, III
C. Francis Whitaker, III
Vice President, General Counsel and Secretary